Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES NAMES PAUL DE COCK AS PRESIDENT OF FLOORING NORTH AMERICA SEGMENT

Calhoun, Georgia, November 13, 2018 - Mohawk Industries, Inc. (NYSE: MHK) today announced that Paul De Cock has been promoted to President of the company’s Flooring North America segment.

For the past ten years, De Cock has served as president of the floor covering division of the Company’s Flooring Rest of World segment. In that position, he successfully led businesses manufacturing the Company’s major product categories, including carpet, laminate, LVT and wood.

“Paul’s deep understanding of the flooring market derives from more than 20 years of experience in Europe and the U.S., with a history of successfully running plants, large manufacturing operations and a multinational sales organization,” said Jeff Lorberbaum, chairman and CEO of Mohawk Industries. “His experience includes successfully managing a broad product portfolio across many markets as well as delivering strong results in his past role in our U.S. operations.”

After Mohawk’s 2005 acquisition of Unilin, De Cock served as President of the Company’s North American hard surface business, where he grew the Quick-Step brand in the U.S., integrated the 2007 Columbia wood flooring acquisition and increased sales across all channels. After returning to Europe in 2009, De Cock transformed Unilin’s flooring operations from laminate manufacturing into a total hard surface business and expanded direct sales through greenfield and the acquisition of distributors in ten markets worldwide. In 2013, he led the integration of Pergo into Mohawk, improving manufacturing while enhancing the premium brand’s value through performance and design innovation and product extensions. Prior to the Company’s IVC acquisition, De Cock and his team designed and installed the first automated LVT line in Europe. Most recently, he managed the acquisition of Godfrey Hirst, the largest carpet manufacturer in Australia and New Zealand, and the subsequent consolidation with Mohawk-owned distributors in those markets.

Brian Carson, former president of the Company’s Flooring North America segment, will leave the Company on November 12, 2018 to pursue other interests.